Exhibit 34-A
KPMG LLP
303 East Wacker Drive
Chicago, IL 60601-5212
Report of Independent Registered Public Accounting Firm
The Board of Directors
DaimlerChrysler Financial Services Americas LLC:
We have examined DaimlerChrysler Financial Services Americas LLC’s (the Company) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB related to the servicing of publicly and privately issued asset-backed securities involving United States consumer auto loans and leases (the Platform), except for the following criteria: 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(vi), 1122(d)(4)(ix), 1122(d)(4)(x)(A), and 1122(d)(4)(x)(B), which management has determined are not applicable to the activities the Company performs with respect to the Platform as of and for the twelve months ended December 31, 2007. With respect to the lease-backed securities included in the Platform, servicing criterion 1122(d)(4)(iv) is applicable only as it relates to the posting of obligor payments to obligor records, and servicing criterion 1122(d)(4)(v) is not applicable. With respect to the loan-backed securities included in the Platform, servicing criteria 1122(d)(4)(x)(C) and 1122(d)(4)(xi)-(xiii) are not applicable. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on the Company’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.
Our examination disclosed the following material noncompliance with servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(2)(vii), 1122(d)(3)(i)(B), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(4)(xi), 1122(d)(4)(xiii), and 1122(d)(4)(xiv), as applicable to the Company during the twelve months ended December 31, 2007:
•	With respect to servicing criterion 1122(d)(2)(i), certain payments on pool assets were not deposited into the appropriate custodial bank accounts and related bank clearing accounts within two business days of receipt.
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•	With respect to servicing criterion 1122(d)(2)(ii), certain disbursements made via wire transfer were not properly approved by authorized personnel as required by the criterion.

•	With respect to servicing criterion 1122(d)(2)(vii), certain reconciliations were not mathematically accurate, not prepared within 30 calendar days after the bank statement cut-off date, and contained reconciling items which were not cleared or resolved within 90 days of identification.

•	With respect to servicing criterion 1122(d)(3)(i)(B), certain information disclosed on the servicer report for certain transactions was not calculated in accordance with the terms specified in the transaction agreements.

•	With respect to servicing criterion 1122(d)(3)(ii), certain amounts due to investors were not allocated and remitted in accordance with the transaction agreements.

•	With respect to servicing criterion 1122(d)(3)(iii), certain disbursements to investors were not posted within two business days to the Company’s investor records as required by the criterion.

•	With respect to servicing criterion 1122(d)(4)(xi), certain property tax payments made on behalf of an obligor were not made on or before the related penalty and expiration dates as required by the related transaction agreements.

•	With respect to servicing criterion 1122(d)(4)(xiii), certain disbursements of property tax payments made on behalf of the obligors for lease-backed securities were not posted within two business days to the obligor’s records.

•	With respect to servicing criterion 1122(d)(4)(xiv), certain delinquencies, charge-offs, and uncollectible accounts were not recognized and recorded as required by the related transaction agreements.
As described in the accompanying Management’s Assertion of Compliance, for servicing criteria 1122(d)(4)(i) and 1122(d)(4)(ii), the Company has engaged a vendor to perform the activities required by these servicing criteria. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to this vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to this vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply Interpretation 17.06.
In our opinion, except for the instances of material noncompliance described above, the Company complied, in all material respects, with the aforementioned servicing criteria as of and for the twelve months ended December 31, 2007.
Chicago,
IL March 14, 2008